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                                                                    Exhibit 99.4


                       DAVIS HOSPITAL & MEDICAL CENTER, LP

                              FINANCIAL STATEMENTS

                                    CONTENTS

Condensed Balance Sheets at March 31, 2004 and September 30, 2003 (unaudited)....................         2
Condensed Statements of Operations for the Three and Six Months Ended March 31, 2004 and 2003
 (Unaudited).....................................................................................         3
Condensed Statements of Cash Flows for the Six Months Ended March 31, 2004 and 2003
 (Unaudited).....................................................................................         4
Notes to Unaudited Condensed Financial Statements................................................         5

                      DAVIS HOSPITAL AND MEDICAL CENTER, LP
                      CONDENSED BALANCE SHEETS (UNAUDITED)
                  (IN THOUSANDS, EXCEPT SHARE AND UNIT AMOUNTS)

                                                                       MARCH 31,                 SEPTEMBER 30,
                                                                         2004                        2003
                                                                     ------------             ------------------
                                                                                              (PREDECESSOR - SEE
                                                                                                     NOTE 1)
ASSETS

Current assets:
   Cash..................................................            $          -             $               97
   Accounts receivable net of allowance for doubtful
    accounts of $3,606 and $2,049, respectively..........                  10,835                         11,268
   Inventories...........................................                   1,551                          1,383
   Prepaid expenses and other current assets.............                     597                            892
                                                                     ------------             ------------------
     Total current assets................................                  12,983                         13,640
Property and equipment, net..............................                  43,422                         40,989
Goodwill.................................................                   6,302                          6,302
Due from affiliate.......................................                  10,188                         21,340
Other assets, net........................................                     345                            311
                                                                     ------------             ------------------
     Total assets........................................            $     73,240             $           82,582
                                                                     ============             ==================
LIABILITIES AND PARTNER'S CAPITAL AND STOCKHOLDER'S
 EQUITY
Current liabilities:
   Accounts payable......................................            $      2,706             $            2,425
   Salaries and benefits payable.........................                   1,930                          2,007
   Accrued expenses and other current liabilities........                     838                            230
   Current portion of capital lease obligations..........                   1,166                            288
   Current portion of debt allocated from IASIS..........                       -                             35
                                                                     ------------             ------------------
     Total current liabilities...........................                   6,640                          4,985
Debt allocated from IASIS................................                  38,958                         62,796
Capital lease obligations and other......................                     700                            887
Redeemable limited partnership units - $20,000 per unit;
  4,613 units issued and outstanding at December 31,
   2003..................................................                  26,277                              -
Partner's capital:
   General partner - 1% ownership interest at December
    31, 2003..............................................                    665                              -
Stockholder's equity:
   Common stock - $0.01 par value, authorized 1,000
     shares; 100 shares issued and outstanding at
     September 30, 2003..................................                       -                              -
   Retained earnings.....................................                       -                         13,914
                                                                     ------------             ------------------
   Total partner's capital and stockholders' equity......                     665                         13,914
                                                                     ------------             ------------------
     Total liabilities and partner's capital and
      stockholder's equity...............................            $     73,240             $           82,582
                                                                     ============             ==================

See accompanying notes

                      DAVIS HOSPITAL AND MEDICAL CENTER, LP
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                THREE MONTHS ENDED MARCH 31,        SIX MONTHS ENDED MARCH 31,
                                                               ------------------------------    ------------------------------
                                                                  2004               2003           2004             2003
                                                               ------------     -------------    -----------   ----------------
                                                                                 (PREDECESSOR                   (PREDECESSOR
                                                                                -- SEE NOTE 1)                 -- SEE NOTE 1)
Net acute care revenue.................................        $     21,952     $      16,555    $    42,577   $         32,271

Costs and expenses:
   Salaries and benefits...............................               6,707             6,014         12,955             11,982
   Supplies............................................               2,663             2,081          5,307              4,441
   Other operating expenses............................               3,250             2,985          6,388              6,041
   Provision for bad debts.............................               1,412               668          2,308              1,424
   Interest, net.......................................                 923             2,016          1,496              4,020
   Depreciation and amortization.......................                 883               649          1,574              1,349
   Management fees.....................................                 439               740            852              1,484
   Loss on sale of fixed assets........................                   -               192              -                192
                                                               ------------     -------------    -----------   ----------------
     Total costs and expenses..........................              16,277            15,345         30,880             30,933
                                                               ------------     -------------    -----------   ----------------
Net income ............................................        $      5,675     $       1,210    $    11,697   $          1,338
                                                               ============     =============    ===========   ================
Net income attributable to general partner.............        $         57                      $       117
                                                               ============                      ===========
Net income attributable to limited partners............        $      5,618                      $    11,580
                                                               ============                      ===========
Net income per limited partnership unit................        $   1,217.81                      $  2,510.09
                                                               ============                      ===========

See accompanying notes

                      DAVIS HOSPITAL AND MEDICAL CENTER, LP
                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                          PREDECESSOR (SEE NOTE 1)
                                                                                          ------------------------
                                                                 SIX MONTHS ENDED            SIX MONTHS ENDED
                                                                    MARCH 31,                    MARCH 31,
                                                                      2004                          2003
                                                                 ----------------         ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................................        $         11,697         $                  1,338
Adjustments to reconcile net income to net cash provided
  by operating activities:
   Depreciation and amortization.........................                   1,574                            1,349
   Loss on the sale of fixed assets......................                       -                              192
   Changes in operating assets and liabilities:
     Accounts receivable.................................                     433                              494
     Inventories, prepaid expenses and other current
       assets............................................                     127                             (175)
     Accounts payable, salaries and benefits payable,
      accrued expenses and other current liabilities.....                     812                             (862)
                                                                 ----------------         ------------------------
Net cash provided by operating activities................                  14,643                            2,336
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net.................                  (4,006)                          (8,460)
Change in other assets...................................                     163                              (48)
                                                                 ----------------         ------------------------
Net cash used in investing activities....................                  (3,843)                          (8,508)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt and capital lease obligations............                    (177)                             (76)
Change in due to/from affiliate, net.....................                 (10,630)                           6,248
Distributing of minority interest........................                     (90)                               -
                                                                 ----------------         ------------------------
Net cash provided by (used in) provided by financing
    activities...........................................                 (10,897)                           6,172
                                                                 ----------------         ------------------------
Change in cash...........................................                     (97)                               -
Cash at beginning of period..............................                      97                                -
                                                                 ----------------         ------------------------
Cash at end of period....................................        $              -         $                      -
                                                                 ================         ========================

See accompanying notes

                      DAVIS HOSPITAL AND MEDICAL CENTER, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Davis Hospital & Medical Center, LP, a Delaware limited partnership (the "Partnership") was formed on October 1, 2003 to own and operate Davis Hospital & Medical Center (the "Hospital"). The Hospital is a 136-bed acute care hospital that provides inpatient, outpatient and emergency care services to residents in and around the Salt Lake City, Utah area. The Partnership's general partner is IASIS Healthcare Holdings, Inc. ("General Partner") and the limited partners consist of Davis Hospital & Medical Center Holdings, Inc., a wholly-owned subsidiary of IASIS Healthcare Corporation ("IASIS"), and other third-party investors. The General Partner is a wholly-owned subsidiary of IASIS. IASIS is a for-profit hospital management company that owned and operated 15 acute care hospitals and one behavioral health hospital in five states at March 31, 2004. IASIS also has an ownership interest in three ambulatory surgery centers and owns and operates a Medicaid managed health plan in Phoenix.

On October 1, 2003, the Partnership sold 114 redeemable limited partner units in the Partnership in a private placement offering. Prior to this transaction, the Hospital was owned and operated by Davis Hospital & Medical Center, Inc. In connection with the transaction, Davis Hospital & Medical Center, Inc. changed its name to Davis Hospital & Medical Center Holdings, Inc. and contributed substantially all of its assets to the Partnership in exchange for 4,499 redeemable limited partner units. Davis Hospital & Medical Center Holdings, Inc. currently owns a 96.6% interest in the Partnership.

The financial statements for all periods prior to October 1, 2003 reflect the financial position, result of operations and cash flows of Davis Hospital & Medical Center, Inc., the Partnership's predecessor entity (the "Predecessor"). The financial statements for all periods subsequent to October 1, 2003, reflect the financial position, results of operations and cash flows for the Hospital as operated by the Partnership. Unless stated otherwise as the Predecessor or the Partnership, all references to the Hospital include the operations of both the Predecessor and the Partnership.

The Partnership's Limited Partnership Agreement (the "Partnership Agreement") provides that income, losses and distributions will be shared pro rata among the partners.

The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

2.    DEBT ALLOCATED FROM IASIS

In conjunction with the acquisition of the Hospital, the Predecessor entered into a promissory note (the "Note") with IASIS in the amount of $62,796,456. Under provisions of the Note, interest of 13% per annum is due and payable on October 1, of each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, is immediately due and payable in full. The Note can be prepaid in whole or in part without premium or penalty and reborrowed up to the stated principal amount. The Predecessor remains obligated to IASIS under the Note, while the Partnership has no obligation to IASIS or the Predecessor under the Note.

                      DAVIS HOSPITAL AND MEDICAL CENTER, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In connection with its initial capitalization on October 1, 2003, the Partnership entered into a new promissory note (the "New Note") with the Predecessor in the amount of $40,148,836. The New Note is a five-year note bearing interest at 9.3% per annum on a twenty-year amortization schedule.

3.    CONTINGENCIES

NET REVENUE

The calculation of appropriate payments from the Medicare and Medicaid programs as well as terms governing agreements with other third-party payors are complex and subject to interpretation. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

PROFESSIONAL, GENERAL AND WORKERS' COMPENSATION LIABILITY RISKS

IASIS, on behalf of the Partnership, maintains general and professional liability insurance as well as workers' compensation insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that IASIS believes to be sufficient for the Partnership, although, potentially, some claims may exceed the scope of coverage in effect. The cost of general and professional liability and workers' compensation coverage including the full self-insured retention exposure is allocated by IASIS to the Partnership based upon adjusted patient days. IASIS maintains reserves for general and professional liability and workers' compensation. Accordingly, no reserve for liability risks is recorded on the accompanying condensed balance sheets. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership participates in a self-insured program for health insurance administered by IASIS. IASIS allocates costs of the program based upon the number of program participants employed by the Partnership.

OTHER

The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $651.1 million at March 31, 2004.

In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

5.    INCOME TAXES

The Predecessor operated as a taxable corporation, whereas the Partnership is a nontaxable entity. No provision for income taxes has been reflected in the accompanying condensed financial statements for the Partnership, because the tax effect of the Partnership's activities accrues to the individual partners for all periods subsequent to September 30, 2003.

The Predecessor maintained a valuation allowance for deferred tax assets it believed more likely than not would not be realized. There were no net deferred income tax assets or liabilities at September 30, 2003. The Partnership does

                      DAVIS HOSPITAL AND MEDICAL CENTER, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                   (CONTINUED)

not maintain deferred tax assets or liabilities subsequent to September 30, 2003, because the tax effect of its operations accrues directly to the individual partners.

The Partnership's tax return and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.